Silicon Storage Technology, Inc.

                                         News Release

                                                                For More Information Contact:

                                                                Leslie Green
                                                                Investor Relations
                                                                Green Communications Consulting
                                                                650.312.9060
                                                                leslie@greencommunicationsllc.com

SST Appoints James R. Boyd as Chief Financial Officer

SUNNYVALE, Calif., June 18, 2007 — SST (Silicon Storage Technology, Inc., NASDAQ:  SSTI), a leader in flash memory technology, today announced that it has appointed James R. Boyd as chief financial officer, effective June 20, 2007.

Boyd joins SST with more than thirty years of finance experience, including most recently, nine years as a public company CFO.  Before joining SST, Boyd spent seven years as chief financial officer for ESS Technology, a manufacturer of DVD and image sensor chips, where he was responsible for all financial and legal functions.   Prior to that, Boyd was chief financial officer for Gatefield Corp., a manufacturer of non-volatile reprogrammable FPGAs.  He has also held finance positions at companies ranging in size from Fortune 100 firms to start-ups.  Boyd holds a bachelor of science degree and master’s degree in business from the University of Wisconsin and a law degree from Golden Gate University School of Law.

"We are very pleased to welcome Jim to SST," said Bing Yeh, president and CEO. "He has extensive experience in finance, including a number of years as a public company CFO.  He brings unique expertise and energy to our management team and we look forward to leveraging his experience as we work through our near-term challenges and execute our diversification strategy into new products and new markets that hold tremendous potential for SST.”

About Silicon Storage Technology, Inc.

Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of memory and non-memory products for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets. Leveraging its proprietary, patented SuperFlash technology, SST is a leading provider of nonvolatile memory solutions with product families that include various densities of high functionality flash memory components and flash mass storage products. The Company also offers its SuperFlash technology for embedded applications through its broad network of world-class manufacturing partners and technology licensees, including TSMC, which offers it under its trademark Emb-FLASH.  SST’s non-memory products include NAND controller-based products, smart card ICs, flash microcontroller and radio frequency ICs and modules. Further information on SST can be found on the company's Web site at http://www.sst.com.

For more information about SST and the company’s comprehensive list of product offerings, please call 1-888/SST-CHIP.  Information can also be requested via email to literature@sst.com or through SST’s Web site at http://www.sst.com.  SST’s head office is located at 1171 Sonora Court, Sunnyvale, Calif.; telephone: 408/735-9110; fax: 408/735-9036.

The SST logo, SuperFlash and Theseus are registered trademarks of Silicon Storage Technology, Inc.  All other trademarks or registered trademarks are the property of their respective holders.

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